UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SM Energy Company
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2018 Annual Meeting of Stockholders to be Held on May 22, 2018

Dear Stockholders,

The following Questions and Answers were prepared by SM Energy Company (the “Company” or “SM Energy”) for proxy solicitation in advance of our 2018 Annual Meeting of Stockholders to be held on May 22, 2018 (the “Annual Meeting”).

As we approach our Annual Meeting, we ask for your support of our Board of Directors’ (the “Board”) recommendation for each of the proposals in the 2018 Proxy Statement. In particular, we draw your attention to Proposal 3, the advisory vote on the compensation of our named executive officers, and Proposal 4, the approval of the amendment and restatement of our Equity Incentive Compensation Plan (the “Amended Plan”).  Since the implementation of Say on Pay, we appreciate and value the support we have received from our stockholders, averaging 98.5% in favor of executive pay over the last five years.  We have also received support over the last five years for Say on Pay from proxy advisory firms Glass, Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services (“ISS”).  This year, while Glass Lewis recommended in favor of both Proposal 3 and Proposal 4, we recently learned that ISS recommended that our stockholders vote against Proposal 3 and Proposal 4. We strongly disagree with ISS and encourage you to vote FOR Proposal 3 and Proposal 4.

As you evaluate Proposal 3 and Proposal 4, in addition to the information disclosed in our 2018 Proxy Statement, please consider the information herein.

PROPOSAL 3

Our leadership and culture encourage and incentivize long-term stockholder value creation.  We believe our short-term incentive plan (“STIP”) and our long-term incentive plan (“LTIP”) are both critical and effective components of our approach to compensation, allowing us to offer annual and long-term incentives that reward both annual performance consistent with our budget and long-term growth in net asset value and total stockholder return.  One of our primary compensation goals is to link executive compensation to achieving our short-term and long-term financial and strategic goals, and to the creation of long-term stockholder value.  As discussed in our proxy statement, we believe that there is strong alignment between our executive compensation and the returns achieved by our stockholders.  The charts below summarize our CEO target pay versus realized pay for 2015 — 2017 as well as our total stockholder return compared to the peer group average for the three-year period from 2015 — 2017.  We believe that this data — including the fact that the PSUs settled in 2017 resulted in the issuance of no shares of common stock — illustrates that our CEO’s realized pay is significantly aligned with our stockholders’ returns.

2014-2017 Stock Performance	Target Pay vs. Realized Pay

In addition, it is important to understand that during 2015 and 2016, SM Energy was one of the few companies in our industry that meaningfully reduced compensation for all NEOs as a result of the significant downturn in commodity prices.  In effect, ISS’s analysis concerning Mr. Ottoson’s compensation punishes the Company for taking stockholder friendly steps during the 2015 and 2016 time period.

Why did the Compensation Committee elect to increase the grant date fair value of Mr. Ottoson’s long term incentive plan (LTIP) grant in 2017?

ISS’s report suggests that the Compensation Committee of the Board of Directors of the Company elected to increase the grant date fair value of Mr. Ottoson’s 2017 LTIP grant without explanation.  This suggestion is patently false.  There are two related explanations for the changes to Mr. Ottoson’s 2017 target LTIP grant, each of which are clearly addressed in the Company’s Proxy Statement for the 2018 Annual Meeting.  First, as noted on page 23 of the Proxy Statement, as a result of the commodity price downturn, in 2015 and 2016, the Compensation Committee had elected to reduce the NEOs’ LTIP grants to 75% and 65% of target, respectively.  As a result of the recovery in commodity prices during 2017, the Compensation Committee elected to return each of the NEOs to 100% of LTIP target.  Second, as discussed on page 28 of the Proxy Statement, the peer group competitive compensation analysis conducted by the Compensation Committee’s compensation consultant revealed that Mr. Ottoson’s target total direct compensation (base salary plus target STIP bonus plus target LTIP grant) was below the 25th percentile of the peer group.  As a result, the Compensation Committee elected to increase Mr. Ottoson’s LTIP target and STIP target percentage.  Following those increases, Mr. Ottoson’s target total direct compensation was between the 25th percentile and the peer group median for 2017.

The ISS report placed a great deal of focus on how the 2017 STIP targets compared to the Company’s actual 2016 performance.  Why were the 2017 targets set below the Company’s 2016 actual performance?

ISS’s report criticized the Company’s 2017 STIP targets, highlighting that the Company’s (a) 2017 production goal of 42.8 MMBOE was below the Company’s 2016 actual production of 55.3 MMBOE; (b) 2017 cash flow target of $681 million was below the Company’s 2016 actual cash flow of $790.8 million; and (c) 2017 finding/development costs and cash operating costs were set at levels “less challenging” than the actual 2016 performance in those areas.  Unfortunately, ISS’s conclusions are fundamentally flawed because they fail to acknowledge what our major stockholders already know: during the last five months of 2016 and the first three months of 2017, the Company significantly altered its strategy to focus on acquiring and growing tier one assets, and that consequential and significant changes in its asset portfolio occurred as a result.  During that period, the Company was significantly transformed by its investment of approximately $2.5 billion to acquire largely undeveloped assets in the Midland Basin and divestiture of its operated Raven-Bear Den Williston Basin assets and third-party operated Eagle Ford Shale assets for approximately $1.5 billion.  The assets divested by the Company in aggregate accounted for approximately 34% of 2016 production.  As a result of this strategic shift, and the related divestiture of significant production and accompanying cash flow, the Company’s 2017 production and cash flow was necessarily lower than the 2016 actual performance.  In fact, if the production associated with the assets divested at the end of 2016 and beginning of 2017 is removed, the Company’s 2016 production would have been 36.4 MMBOE, meaningfully less than the 2017 production goal for purposes of the STIP.  ISS’s conclusion represents a fundamental misunderstanding of the significant changes in SM Energy’s business between 2016 and 2017, changes which were very much in the best interests of stockholders.

PROPOSAL 4

In 2016, our stockholders approved an amendment to our Equity Incentive Compensation Plan (the “Equity Plan”) that increased the number of shares authorized for issuance to 14,100,000 shares of common stock from 10,700,000 shares.  Our Board is now recommending that our stockholders approve the Amended Plan, which would further increase the number of shares authorized for issuance by 3,400,000 shares to 17,500,000 shares of common stock.

Why is SM Energy asking for an additional 3.4 million shares under its Equity Incentive Compensation Plan?

Our Board and its Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., its independent compensation consultant, thoughtfully considered the proposed increase in the number of shares available for grant under our Equity Plan. Among other matters described in our Proxy Statement, the total number of shares requested takes into account the recently depressed prices of our common stock, our commitment to carefully monitor our voting power dilution in connection with our annual LTIP grants, the number of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) we expect to grant through 2022, and the maximum number of shares that could be issued when we settle those awards, assuming each granted PSU is settled for the maximum of two shares.  As of March 29, 2018, we had 3,370,202 shares of common stock available for future issuance under our Equity Plan.  In aggregate and based on current stock price assumptions, we expect that grants under our LTIP through 2020 will require approximately 7.2 million available shares of common stock (based on the share price of our common stock when we filed the Proxy Statement, LTIP target values consistent with our LTIP grants in 2017, and a maximum of two shares per PSU).  We believe that your vote FOR Proposal 4 will allow us to manage our equity expenditures to effectively attract, retain, compensate and incentivize key employees, including our executives, to achieve long-term value creation in line with the interests of our long-term stockholders. We believe that the following key issues are important to our stockholders when evaluating Proposal 4.

1.                   Significant Equity Plan changes that are stockholder friendly

As discussed in our Proxy Statement, the Amended Plan reflects several changes that are stockholder friendly.  These changes include:

•                  imposing a one-year minimum time vesting requirement;

•                  eliminating share recycling for net settlement of options and shares used to satisfy tax withholdings; and

•                  prohibiting payment of dividends or dividend equivalents on unvested awards

2.                   Duration of the Equity Plan

We estimate that the proposed increase in shares available for grant under our Equity Plan will satisfy the shares required under our LTIP for only 2018 and the next two years.  Our methodology is based upon the share price of our common stock when we filed the Proxy Statement, our LTIP target values, and a maximum of two shares per PSU. We disagree with ISS’s assertion that the Amended Plan would allow for six years of grants.

3.                   Historical burn rates

It is important to recognize that ISS’s recommendation on Proposal 4 was not based on any concerns with our compensation philosophy or practices, nor with our corporate governance design. To the extent that our stockholders are concerned about burn rate projections that differ from ours, we reiterate that our burn rate is below with the average of for companies with our GICS code peers identified by ISS.  For fiscal years 2015, 2016 and 2017, our burn rate was 0.95%, 0.60% and 0.92%, respectively (calculated based upon the weighted average number of shares outstanding, one share for every RSU issued, and the actual number of shares issued to settle PSUs that year).  Our average burn rate over that three-year period was 0.82%, which is well below the ISS benchmark of 3.74%.

4.                   Impact on dilution

The Compensation Committee and our Board will continue considering and authorizing our equity expenditures in a manner that allows us to effectively attract, retain, compensate and incentivize our employees to achieve long-term value creation in line with the interests of our stockholders, while taking into account the dilution associated with such equity expenditures.  We believe that our burn rate combined with our small overhang indicates that an increase of 3,400,000 shares added to a total of 111,687,016 shares issued and outstanding at March 29, 2018 (an increase of 3.0%) will not result in material dilution to our stockholders.  As of March 29, 2018, the dilution impact of 3,400,000 new shares added to the outstanding shares available for grant plus the outstanding equity awards and shares available for future issuance was 8.5% on a basic basis and 7.9% on a fully-diluted basis.  We continually monitor our voting power dilution levels, and dilution is a consideration when determining our annual equity award amounts.

Conclusion

In summary, we believe that our Amended Plan is beneficial to our stockholders for a number of reasons:

•                  it prohibits repricing without stockholder approval;

•                  it prohibits reload options;

•                  it requires a minimum of one year for awards to vest;

•                  it prohibits payment of dividends or dividend equivalents on unvested awards;

•                  it does not permit share recycling for net settlement of options or shares used to satisfy tax withholding;

•                  it requires options for shares to be priced at not less than the fair market value of the shares on the grant date;

•                  the requested number of authorized shares covers a relatively short expected duration, which:

•                  limits undesirable consequences of share “overhang,” i.e., the total number of shares related to outstanding options and other equity awards, plus shares available for grant, in relation to the total number of shares outstanding; and

•                  gives our shareholders the right to approve or reject future plans to prevent undesirable dilution or excessive share overhang; and

•                  its flexible nature gives us the ability to respond to compensation market trends by enabling us to adjust the mix of awards and grant a wide variety of awards, as determined by the Compensation Committee.

We remain committed to delivering long-term value for our stockholders and continue to believe that a vote FOR our proposed amendment to our Equity Plan is appropriate and in the long-term best interests of our stockholders.  We continue to recommend a vote FOR Proposal 4 — approval of an amendment and restatement of our Equity Incentive Compensation Plan.

If you would like to discuss the proposed amendment to our Equity Plan, please feel free to contact us at 303.863.4325.

This proxy material contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability of and access to capital markets, the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this material. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.